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Pricing Supplement Dated February 27, 1997                       Rule 424(b)(3)
(To Prospectus dated August 9, 1996 and                   File No. 333-03555-01
Prospectus Supplement dated January 29, 1997)

                           POST APARTMENT HOMES, L.P.
                       MEDIUM-TERM NOTES -- FLOATING RATE
                              CUSIP NO. 73741PAA3


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Principal Amount: $30,000,000                    Initial Interest Rate: 5.78906%
Agent's Discount or Commission: .350%         Original Issue Date: March 4, 1997
Net Proceeds to Issuer: $29,895,000          Stated Maturity Date: March 3, 2000
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Calculation Agent: Merrill Lynch, Pierce, Fenner & Smith
                      Incorporated
Interest Calculation:
         [X]  Regular Floating Rate Note                   [ ]  Floating Rate/Fixed Rate Note
         [ ]  Inverse Floating Rate Note                        (Fixed Rate Commencement Date):
              (Fixed Interest Rate)                             (Fixed Interest Rate):
         [ ]  Other Floating Rate (see attached)
Interest Rate Basis:
         [ ]  CD Rate                        [ ]  Prime Rate          [ ]  Federal Funds Rate
         [ ]  Commercial Paper Rate          [ ]  LIBOR Reuters       [ ]  Treasury Rate
         [ ]  Other (see attached)           [X]  LIBOR Telerate      [ ]  11th District Cost of Funds Rate
                                             [ ]  CMT Rate

If LIBOR, Designated LIBOR Page:    [ ]  Reuters Page: ______________   Designated CMT Telerate Page:
                                    [X]  Telerate Page: 3750            Designated CMT Maturity Index:
                                    Index Currency:  U.S. Dollars
Initial Interest Reset Date: June 3, 1997                              Spread (+/-): + 25 basis points
Interest Reset Dates: March 3, June 3, Sept. 3, Dec. 3 of each year    Spread Multiplier:
Interest Payment Dates: March 3, June 3, Sept. 3, Dec. 3               Maximum Interest Rate:
                  of each year commencing June 3, 1997                 Minimum Interest Rate:
Index Maturity: 3 months
Day Count Convention:
         [X]  Actual/360 for the period from March 4, 1997 to March 3, 2000
         [ ]  Actual/Actual from the period from                    to
         [ ]  30/360 for the period from                            to
Redemption:
         [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
         [ ]  The Notes may be redeemed prior to Stated Maturity Date.
              Initial Redemption Date:
              Initial Redemption Percentage: ____%
              Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the Principal Amount.
Repayment:
         [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
         [ ]  The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
              Optional Repayment Date(s):
              Repayment Price: ____%
Currency:
         Specified Currency: U.S. Dollars     (If other than U.S. dollars, see attached).
         Minimum Denominations:__________     (Applicable only if Specified Currency is other than U.S. dollars).
Original Issue Discount:   [ ]   Yes          [X]  No
         Total Amount of OID:                                   Yield to Maturity:
         Initial Accrual Period:
Form:    [X]  Book-Entry                        [ ]  Certificated
Agent:   [X]  Merrill Lynch & Co.
         [X|  J.P. Morgan
Agent acting in the capacity as indicated below:
         [X]  Agent                             [ ]  Principal
If as principal:
         [ ]  The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
         [ ]  The Notes are being offered at a fixed initial public offering price of ____% of principal amount.
If as Agent:
         The Notes are being offered at a fixed initial public offering price of 100.00% of principal amount.
Other Provisions:
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